Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of InterOil Corporation of our report dated February 27, 2013, relating to the financial statements as of December 31, 2012, 2011 and 2010 the consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years ended December 31, 2012, 2011 and 2010, and the effectiveness of internal control over financial reporting as of December 31, 2012, which appears in the Annual Report to Shareholders, which is Exhibit 2 to the 2012 Form 40-F of InterOil Corporation, dated February 27, 2013.

We also consent to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus.

/s/ PricewaterhouseCoopers

Sydney, Australia

March 12, 2013